Exhibit 10.1

BOARD NOMINATION AGREEMENT

This BOARD NOMINATION AGREEMENT (this “Agreement”), dated as of September 11, 2020, is entered into by and among Party City Holdco Inc., a Delaware corporation (the “Company”), and each other party signatory hereto (collectively, the “Nominating Parties”), comprising the Backstop Parties and the Private Placement Parties (each as defined in the Backstop and Private Placement Agreement) (as defined below).

RECITALS

WHEREAS, the Company is a party to that certain Transaction Support Agreement, dated as of May 28, 2020 (as later amended, the “TSA”), by and among, inter alios, the Company, Party City Corporation, a Delaware corporation, Party City Holdings Inc., a Delaware corporation, certain guarantor parties thereto, and certain holders or investment advisors, sub-advisors or managers of discretionary accounts that hold Senior Notes (as defined in the TSA) party thereto;

WHEREAS, the Company is a party to that certain Backstop and Private Placement Agreement, dated as of June 26, 2020 (as later amended, the “Backstop and Private Placement Agreement”), by and among, inter alios, the Company and the Nominating Parties; and

WHEREAS, in connection with the transaction contemplated by the TSA and the Backstop and Private Placement Agreement, the Company has agreed to grant the Nominating Parties the nomination rights set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Board Nomination.

(a)    Pursuant to the terms and conditions set forth herein, the Nominating Parties shall have the right to jointly designate one individual (any such individual jointly designated by the Nominating Parties from time to time in accordance with this Agreement, including any alternate nominee, the “Nominee”) to serve as a director on the board of directors of the Company (the “Party City Board”); provided, that the Nominee shall meet the requirements specified in Section 1(f) and be reasonably acceptable to (x) the Nominating and Governance Committee of the Company (the “Nominating & Governance Committee”), on the one hand, and (y) each Nominating Party, on the other hand, as provided in writing (email being sufficient) by each Nominating Party. The Company and the Nominating Parties agree that the initial Nominee shall be Mr. Joel Alsfine.

(b)    For so long as the Nominating Parties have the rights specified in Section 1(a), the Nominating & Governance Committee will designate an independent director from the Party City Board (the “Anagram Appointee”), as selected by the Nominating & Governance Committee in its sole and absolute discretion, to serve as a director of the board of directors of Anagram International Inc., a Minnesota corporation (the “Anagram Board”). The Anagram Board will appoint the initial Anagram Appointee no later than September 30, 2020.

(c)    Until the earlier of (x) August 15, 2025, (y) in the event the New Money First Lien Issuer Notes (as defined in the TSA) are accelerated or otherwise become due prior to August 15, 2025 in accordance with the indenture governing the New Money First Lien Issuer Notes, such earlier date, and (z)

the termination of this Agreement under Section 3 (the earlier of (x), (y), and (z) the “Cutoff Date”), the Nominating Parties shall have the right to deliver a written notice (the “Nominee Notice”) to the Company from time to time, identifying a Nominee. For any Nominee Notice delivered after the appointment of Mr. Alsfine, as the initial Nominee, the Nominating Parties will also deliver at the time such Nominee Notice is delivered pursuant to this Section 1(c) written confirmation, signed by each of the Nominating Parties, that the aggregate principal amount of New Money First Lien Issuer Notes held by all the Nominating Parties is not less than $40,000,000. In connection with the appointment of Mr. Alsfine, the Company shall, as promptly as practicable (1) take all corporate and other actions necessary to increase the number of directors on the Party City Board to add one director to the Party City Board in accordance with the Company’s certificate of incorporation and by-laws as in effect at such time; and (2) cause Mr. Alsfine to be appointed as a director of the Party City Board. The Nominating Parties may not deliver a Nominee Notice while a Nominee is serving on the Party City Board, unless a vacancy occurs in accordance with Section 1(d).

(d)    Until the Cutoff Date, the Company shall: (A) (i) nominate the Nominee for election or re-election (as the case may be) to the Party City Board; (ii) include the Nominee on its slate of nominees for election or re-election (as the case may be) of directors to the Party City Board that is distributed to stockholders of the Company; (iii) recommend the Nominee to its stockholders at the meeting of the stockholders of the Company held to consider a vote on the election or re-election (as the case may be) of directors to the Party City Board; and (iv) not take any action inconsistent with or designed to interfere with the election or re-election (as the case may be) of the Nominee to the Party City Board in accordance with the terms and conditions of this Agreement; and (B) as the indirect sole stockholder of Anagram, take all necessary action to nominate, appoint and elect the Anagram Appointee to the Anagram Board, including causing to be voted (or a written consent to be executed in respect of) all of the equity or equity-linked securities of Anagram with respect to such nomination, appointment, and election. In the event the Nominee is not elected or re-elected (as the case may be) by the Company’s stockholders (e.g., in a contested election or, in the event the Company adopts a majority voting standard for uncontested elections of directors, fails to receive a majority of the votes cast in favor of election), then the Nominating Parties shall have the right to immediately nominate a different Nominee pursuant to Section 1(a) who shall be considered by the Nominating & Governance Committee as promptly as practicable thereafter in accordance with this Section 1. If a Nominee is not reasonably acceptable to the Nominating & Governance Committee in accordance with Section 1(a), then the Company shall notify the Nominating Parties immediately and the Nominating Parties shall have the ability to propose an alternate Nominee until such proposed Nominee is reasonably acceptable to the Nominating & Governance Committee. If a vacancy occurs on the Party City Board with respect to a seat occupied by the Nominee (by reason of such individual’s death, disability, resignation or otherwise), the Nominating & Governance Committee shall cause a replacement Nominee to be appointed to fill such vacancy on the Party City Board as promptly as practicable following his or her designation by the Nominating Parties, in accordance with the terms and conditions of this Agreement. If a vacancy occurs on the Anagram Board with respect to a seat occupied by the Anagram Appointee (by reason of such individual’s death, disability, resignation or otherwise), the Company shall promptly appoint a new Anagram Appointee to the Anagram Board in accordance with Section 1(b).

(e)    The Nominee shall be entitled to all rights, privileges and benefits (including rights to indemnification pursuant to a customary director indemnification agreement and compensation in accordance with the Company’s then-existing non-employee director compensation program) from the Company generally applicable to members of the Party City Board as in effect from time to time.

(f)    The Nominee shall: (i) meet all applicable director independence standards of the New York Stock Exchange, the Securities and Exchange Commission, applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations promulgated thereunder and independence standards adopted by the Company generally applicable to the Party City Board members; (ii) be qualified to serve as a director under the Delaware General Corporation Law; (iii) comply with all policies, procedures, processes, codes, rules, standards and guidelines of the Company, including the Company’s director qualification standards in the Company’s Corporate Governance Guidelines, generally applicable to the Party City Board members as in effect from time to time; and (iv) agree in writing to comply with his/her fiduciary duties to the Company and its stockholders.

(g)    Prior to the Party City Board considering whether the Nominee is reasonably acceptable in accordance with the proviso in Section 1(a): (i) the Nominee must complete a form of director and officer questionnaire and furnish any additional information reasonably requested by the Company; and (ii) the Company shall complete or have completed promptly (x) a customary background check with respect to the Nominee and (y) any other reasonable and bona fide procedures that are typically required for director nominees (e.g., interviews); provided, that such procedures do not unreasonably delay the effectiveness of such nomination.

(h)    In the event any Nominating Party sells, transfers or otherwise disposes of any of its New Money First Lien Issuer Notes prior to the Cutoff Date to any person other than to any of its affiliates and/or related funds (a “Third-Party Transfer”) and, following such Third-Party Transfer, such Nominating Party and its affiliates and/or related funds cease to collectively hold at least 50% of the New Money First Lien Issuer Notes held by such Nominating Parties as of the date hereof, (i) such Nominating Party shall promptly notify each other Nominating Party and the Company, in writing (email being sufficient), thereof and (ii) upon the consummation of such Third-Party Transfer, such Nominating Party and each of its affiliates and/or related funds shall no longer be deemed a “Nominating Party” for purposes of this Agreement and their rights hereunder shall automatically and immediately terminate and be of no further force or effect without any further action by any party hereto or any other person.

2.    Representations and Warranties.

(a)    Each party hereto represents and warrants to the other parties hereto that: (a) such party has full power and authority to execute and deliver this Agreement and perform its obligations hereunder; (b) the execution and delivery of this Agreement and the performance of such party’s obligations hereunder have been duly authorized by all necessary action on the part of such party, and no other action is necessary on the part of such party to authorize this Agreement; and (c) this Agreement constitutes (assuming the due execution and delivery hereof by each other party hereto) a legal, valid and binding obligation of such party.

(b)    The Company represents that it does not believe any Nominating Party would be deemed to be an affiliate (as defined in Rule 144 under the Securities Act of 1933) of the Company solely by virtue of the rights granted to the Nominating Parties under this Agreement.

(c)    The Company represents and covenants that it would not deem a Nominating Party to have knowledge of information in the possession of the Nominee solely on the basis of the rights granted to the Nominating Parties under this Agreement and other than to the extent of any such Nominating Party’s actual knowledge of such information.

3.    Termination. This Agreement is effective as of the date hereof and shall remain in full force and effect until the earliest of (i) 12:01 a.m. (New York City time) on the first day immediately following the Cutoff Date (solely with respect to clauses (x) and (y) of the definition thereof), (ii) the date on which no Nominating Parties or any of their respective affiliates and/or related funds are deemed to be “Nominating Parties” under Section 1(h) and Section 10, and (iii) the date on which the aggregate principal amount of New Money First Lien Issuer Notes held by all the Nominating Parties and their respective affiliates and/or related funds deemed to be “Nominating Parties” under Section 1(h) and Section 10, taken together as of such date, is less than $40,000,000, at which time this Agreement shall automatically terminate and be of no further force or effect, without any further action by any party hereto or any other person. The provisions of this Section 3 and Sections 4 through 10 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

4.    Public Announcement and SEC Filings.

(a)    The Company shall file at or prior to 5:00 p.m. (EST) on the date hereof (or promptly thereafter) a Form 8-K reporting entry into this Agreement (the “Form 8-K”) and appending or incorporating by reference this Agreement as an exhibit thereto; provided, that the Company shall provide the Nominating Parties with the opportunity to review the Form 8-K and comment thereon, such that the Form-8-K will be in a form reasonably acceptable to the Nominating Parties. Any press release or other public statement, disclosure or announcement with respect to this Agreement (including, for the avoidance of doubt, any press release, public statement, disclosure or announcement with respect to this Agreement that Anagram must make in order to comply with its reporting obligations as described in the indenture related to its New Money First Lien Issuer Notes) must similarly be provided to the Nominating Parties to review and comment thereon, such that it will be in a form reasonably acceptable to the Nominating Parties.

(b)    When attaching a copy of this Agreement to the Form 8-K or any press release, public statement, disclosure or announcement, the Company shall (to the extent permitted by applicable law) redact any reference to a specific Nominating Party, including the signature pages hereto.

(c)    In the event the Company files any Form 8-K, Form 3 or Form 4 pursuant to the Exchange Act or any filing under Section 16 of the Exchange Act with respect to the Nominee or the Nominating Parties, the Company shall provide the Nominating Party with the opportunity to review such filing and comment thereon, such that the filing will be in a form reasonably acceptable to the Nominating Parties.

5.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed (or threatened to not be performed) in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedies at law or in equity, and each party hereto agrees it shall not take any action, directly or indirectly, in opposition to another party hereto seeking relief. Each party hereto agrees to waive any bonding requirement under any applicable law in the case any other party hereto seeks to enforce the terms and conditions of this Agreement by way of equitable relief.

6.    Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including with respect to its validity, interpretation and effect, by the laws of New York, without giving effect to the choice or conflict of law principles thereof that would result in the application of the laws of another jurisdiction; provided, that the laws of Delaware shall apply to internal corporate law matters in respect of the Company. Each party hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts in the Borough of Manhattan in the City and State of New York in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the federal or state courts in the Borough of Manhattan in the City and State of New York, and each party irrevocably waives the right to trial by jury, and (d) each party irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 8 or as otherwise provided by applicable law.

7.    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

8.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process with regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person, sent by overnight courier or sent via electronic mail, when actually received during normal business hours at the address specified in this subsection (or, in the case of delivery via electronic mail, upon confirmation of receipt or the following business day if there is no such confirmation of receipt):

If to Party City, to:

Party City Holdco Inc.

80 Grasslands Road

Elmsford, New York 10523

Attn:    Todd Vogensen

Email:  tvogensen@partycity.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn:    Paul Leake

            Shana Elberg

            Eric Cochran

            Andrea Nicolas

Email:  Paul.Leake@Skadden.com

             Shana.Elberg@Skadden.com

             Eric.Cochran@Skadden.com

             Andrea.Nicolas@Skadden.com

If to the Nominating Parties (or any of them), to the address set forth below such Nominating Party’s name on the signature pages hereto, with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn:    Abhilash M. Raval

            Paul Denaro

            Eric Stodola

            Dean Sattler

Email:  ARaval@Milbank.com

             PDenaro@Milbank.com

             EStodola@Milbank.com

             DSattler@Milbank.com

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

Attn:    Mark Liscio

            Michael Levitt

            Kyle Lakin

Email:  Mark.Liscio@freshfields.com

             Michael.Levitt@freshfields.com

             Kyle.Lakin@freshfields.com

9.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.    No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns; provided, that the Nominee shall be an express third-party beneficiary of this Agreement and is hereby conferred the benefits, rights and remedies under or by reason of the provisions of this Agreement as if a signatory hereto. No party hereto may assign its rights or delegate its obligations under this Agreement, whether in connection with any transfer of New Money First Lien Issuer Notes, by operation of law, or otherwise, without the prior written consent of each other party hereto, and any assignment in contravention hereof shall be null and void; provided, that, without the prior written consent of any other party hereto, any Nominating Party may assign its rights under this Agreement to any of its affiliates and/or related funds in connection with a transfer of its New Money First Lien Issuer Notes to any such affiliates and/or related funds, in which case such assignee shall be deemed a “Nominating Party” hereunder (subject to Section 1(h)).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

PARTY CITY

PARTY CITY HOLDCO INC.

By:	/s/ Todd Vogensen
Name:	Todd Vogensen
Title:	Chief Financial Officer

[Signature Page to Board Nomination Agreement]

NOMINATING PARTIES

[●]

By:

Name:
Title:

[●]
[●]
[●]
Attn: [●]
Email: [●]

[Signature Page to Board Nomination Agreement]